Exhibit 10.9
SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made and entered into effective as of November 7, 2017 (the “Effective Date”), by and between GOOGLE LLC, a Delaware limited liability company (“Landlord”), and C3 IOT, INC., a Delaware corporation (“Tenant”).
R E C I T A L S:
A.Landlord and Tenant are parties to that certain Lease (as defined below), pursuant to which Landlord is currently leasing to Tenant, and Tenant is currently leasing from Landlord, certain space (the “Existing Premises”) containing approximately 51,307 rentable square feet located on the fourth (4th) and fifth (5th) floors of that certain building addressed as 1300 Seaport Boulevard, Redwood City, California (the “Building”). As used herein, “Lease” shall mean and refer, collectively, to the following document(s):
i.Triple Net Space Lease dated as of October 28, 2011 (the “Original Lease”), between VII Pac Shores Investors, LLC (as predecessor-in-interest to Landlord), and Tenant (as successor by merger and name change to “C3, LLC”); and
ii.First Amendment to Lease dated as of April 4, 2017 (the “First Amendment”), between Landlord (formerly known as “Google Inc., a Delaware corporation”), and Tenant.
B.Landlord and Tenant now desire to amend the Lease: (i) to expand the Existing Premises to include that certain space (the “Expansion Space”) containing approximately 33,070 rentable square feet consisting of the entire second (2nd) floor of the Building, as depicted on Exhibit A attached hereto; and (ii) to modify various terms and provisions of the Lease, all as hereinafter provided.
A G R E E M E N T:
NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.
2.Expansion Space.
2.1Addition of Expansion Space. Commencing on the Expansion Space Commencement Date (as defined below), the Existing Premises shall be expanded to include the Expansion Space, which Expansion Space shall be leased on the same terms and conditions set forth in the Lease, as hereby amended. From and after the Expansion Space Commencement

Date, the Existing Premises and the Expansion Space shall be collectively referred to as the “Premises” and shall contain a total of approximately 84,377 rentable square feet.
2.2Expansion Space Term. The lease term for the Expansion Space (the “Expansion Space Term”) shall commence on the Expansion Space Commencement Date and shall expire coterminously with the lease term for the Existing Premises on September 30, 2022 (sometimes referred to herein as the “Term Expiration Date”). For purposes of this Amendment, the “Expansion Space Commencement Date” shall mean the date which is the earlier of (i) the date Tenant commences business operations in the Expansion Space, or (ii) January 1, 2018.
2.3Confirmation of Dates. Following the Expansion Space Commencement Date, Landlord shall have the right to deliver to Tenant a Commencement Agreement (the “Commencement Agreement”), which Commencement Agreement shall be substantially in the form of Exhibit B attached hereto, as a confirmation only of the information set forth therein. Tenant shall execute three (3) copies of the Commencement Agreement and deliver the same to Landlord within five (5) business days after Tenant's receipt thereof from Landlord.
3.Base Rent. The Base Rent payable by Tenant with respect to the Existing Premises shall continue to be as set forth in the Lease. During the Expansion Space Term, Tenant shall pay monthly installments of Base Rent to Landlord for the Expansion Space as set forth in the following schedule:

Period of Expansion Space Term	Monthly Installment of Base Rent
01/01/18 – 12/31/18	$125,996.70
01/01/19 – 12/31/19	$129,634.40
01/01/20 – 12/31/20	$133,602.80
01/01/21 – 12/31/21	$137,571.20
01/01/22 – Term Expiration Date	$122,359.00
Notwithstanding anything to the contrary in the Lease, as hereby amended, upon the execution of this Amendment, Tenant shall prepay to Landlord Base Rent for the month of May, 2018, in the amount of $122,359.00.
4.Tenant's Share. Tenant shall continue to pay Tenant's Share-of Operating Expenses in accordance with the terms of the Lease; provided, however, notwithstanding anything to the contrary contained in the Lease, as hereby amended, from and after the Expansion Space Commencement Date, as a result of the addition of the Expansion Space to the Existing Premises pursuant to the applicable provisions of this Amendment above, Tenant's Share of Building 8 items shall be revised to equal 51.22% (i.e., 84,377 rentable square feet within the Existing Premises and the Expansion Space divided by 164,732 rentable square feet within Building 8) and Tenant's Share of Project items shall be 5.05% (i.e., 84,377 rentable square feet within the Existing Premises and the Expansion Space divided by 1,672,073 rentable square feet within the Project). Effective as of the Effective Date, Landlord and Tenant hereby stipulate for all purposes of the Lease that the rentable square footage of Building 8 shall be deemed to contain 164,732 rentable square feet of space and that the rentable square footage of the Project shall be deemed to contain 1,672,073 rentable square feet of space.
5.Base Rent Abatement. Provided Tenant is not in default (after expiration of any applicable notice and cure periods), Tenant shall have no obligation to pay Base Rent with respect to the Expansion Space for the first four (4) months of the Expansion Space Term (the “Expansion Space Abatement Period”) The total amount of Base Rent abated during the Expansion Space Abatement Period shall not exceed $489,436.00. If Tenant shall be in default under the Lease, as hereby amended, and shall fail to cure such default within the time, if any, provided for cure pursuant to the Lease, as hereby amended, then, in addition to any other remedies Landlord may have under the Lease, Landlord, at its option, may elect any or all of the following remedies: (i) Tenant shall immediately become obligated to pay to Landlord the amount of all Base Rent previously abated hereunder during the Expansion Space Abatement Period, together with interest on such amounts as provided in the Lease from the date such Base Rent would have otherwise been due but for the Base Rent abatement provided herein; or (ii) the unexpired portion of the Expansion Space Abatement Period as if such default shall be moved to the end of the Expansion Space Term (provided that such abatement shall not exceed $489,436.00 in the aggregate), and Tenant shall immediately be obligated to begin paying Base Rent for the Expansion Space at the full amounts of the monthly installments therefor set forth above.
6.Letter of Credit. Landlord and Tenant acknowledge that, in accordance with the terms of the Lease, Tenant has previously delivered to Landlord a letter of credit in the total sum of $425,000.00 as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Landlord and Tenant agree that Landlord shall continue to hold the Letter of Credit during the Expansion Space Term, pursuant to the terms of the Lease, as hereby amended.
7.Landlord Early Termination Right; Expansion Space. Notwithstanding anything to the contrary contained in the Lease, Landlord, upon prior written notice (the “Expansion Space Termination Notice”) to Tenant, shall have the option to terminate the Lease as of 11:59 p.m. on the Expansion Space Termination Date (as defined below) with respect to the Expansion Space only (and not the Existing Premises). The Expansion Space Termination Notice shall specify the Early Termination Fee (as defined in Section 7.3 below) and the Expansion Space Termination Date. As used herein, the “Expansion Space Termination Date” shall be the date specified by Landlord in its Expansion Space Termination Notice, which date must be the last day of a calendar month, but in no event shall the Expansion Space Termination Date be earlier than six (6) months after the date Tenant receives the Expansion Space Termination Notice and in no event may the Expansion Space Termination Date be earlier than June 30, 2020.
7.1Surrender; Effect of Early Termination. If Landlord shall exercise its early termination option, all rights, liabilities and duties of the parties under the Lease with respect to the Expansion Space (including, without limitation, Tenant's obligations to pay Base Rent and

Tenant's Share of Operating Expenses) shall terminate effective as of the Expansion Space Termination Date as if it were the Term Expiration Date; provided, however, that: (i) Tenant's obligation to comply with all covenants and agreements under the Lease, as amended, with respect to the Expansion Space shall continue through and including the date (the “Surrender Date”) that is the later of the Expansion Space Termination Date or the date on which Tenant surrenders the Expansion Space to Landlord in the condition required by the Lease, as amended hereby; (ii) nothing contained herein is intended to release Tenant from any obligations accruing under the Lease with respect to the Expansion Space prior to the Surrender Date, and without limitation of the foregoing, Tenant's obligation to indemnify, defend and hold Landlord harmless contained in the Lease, as amended hereby, with respect to the Expansion Space shall survive such early termination of the Lease with respect to all claims, liabilities, damages, costs and expenses, including attorneys' fees, arising from circumstances, actions or omissions that occurred prior to the Surrender Date with respect to the Expansion Space; (iii) on or before the Expansion Space Termination Date, Tenant shall vacate and surrender the Expansion Space to Landlord broom clean, free, clear and vacant of all (A) tenants, subtenants and other occupants claiming any possessory interest in the Premises or any portion thereof by, through or under Tenant, and (B) furniture, fixtures, equipment and personal property, and otherwise in the condition required under the Lease, as amended hereby; and (iv) if Tenant fails to deliver possession of the Expansion Space to Landlord on or before the Expansion Space Termination Date in the condition required hereunder, Tenant's continued possession of the Expansion Space shall be on the basis of a tenancy at sufferance without Landlord's consent and the relevant holdover provisions set forth in Section 18.9 of the Original Lease shall apply. Landlord's exercise of its early termination right under this Section 7 shall not entitle Landlord to revoke Tenant's right to Monument Signage and/or Building Signage under Section 18.14 of the Original Lease.
7.2Early Termination Amendment. If Landlord exercises its early termination option pursuant to this Section 7, Landlord shall prepare an amendment to the Lease (the “Early Termination Amendment”) to reflect the reduced square footage of the Premises (i.e., modify the Base Rent, Tenant's Share and other appropriate terms). The Early Termination Amendment shall be sent to Tenant within a reasonable time after Landlord's delivery of the Expansion Space Termination Notice and Tenant shall execute and return the Early Termination Amendment to Landlord within ten (10) days after Tenant's receipt of same, but, upon Landlord's delivery of the Expansion Space Termination Notice as described herein, an otherwise valid exercise of Landlord's early termination option shall be fully effective whether or not the Early Termination Amendment is executed.
7.3Offset Right; Early Termination Fee. If Landlord exercises its early termination option pursuant to this Section 7, then subject to the terms of this Section 7.3 below, Tenant shall be entitled to offset against Base Rent payable under the Lease with respect to the Existing Premises and the Expansion Space a monthly amount (the “Early Termination Fee”) equal to the product of (A) the lesser of (1) 50% of the amount that tenant spends on any Alteration (including, without limitation, “soft” costs thereof) of the Expansion Space (“Tenant Costs”) divided by 27, and (2) $91,861, multiplied by (B) the number of full calendar months between the Expansion Space Termination Date and the Term Expiration Date as set forth in

Section 2.2. For example, if the Expansion Space Termination Date is August 30, 2022 and 50% of the total Tenant Costs was in excess of $2,480,250, then the Early Termination Fee shall not exceed $91,861. By way of further example, if the Expansion Space Termination Date is September 30, 2021 and 50% of the total Tenant Costs was in excess of $2,480,250, then the Early Termination Fee shall not exceed $1,102,332. By way of further example, if the Expansion Space Termination Date is June 30, 2020 and 50% of the total Tenant Costs was in excess of $2,480,250, then the Early Termination Fee shall not exceed $2,480,250.
8Delivery of Expansion Space; Condition of Premises. Landlord shall deliver the Expansion Space to Tenant with the plumbing, lighting, heating, ventilating, air conditioning, gas, electrical and plumbing systems serving the Expansion Space in good working condition (the “Delivery Condition”) no later than one (1) business day after the mutual execution and delivery of this Amendment. Subject to Landlord's delivery of the Expansion Space in the Delivery Condition, Tenant (a) shall continue to accept and occupy the Existing Premises and the Building, in their current “AS IS” condition as of the Effective Date, and (b) shall accept the Expansion Space in its current “AS IS” condition as of the Effective Date and the Expansion Space Commencement Date, in each instance, without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Existing Premises or the Expansion Space, except as otherwise expressly set forth in the Lease, as hereby amended.
9Statutory CASp Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Existing Premises nor the Expansion Space have undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, the Building and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Expansion Space Commencement Date, with respect to the Expansion Space; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, the Building or the Project in any way, (4) in accordance with all of the provisions of the Lease applicable to Tenant contracts for construction, and (5) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant's contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Project located outside the Premises that are Landlord's obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.
10Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, other than CBRE, Inc., representing Landlord (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Landlord shall be solely responsible for paying any commission owed to the Broker in connection with this Amendment pursuant to the terms and conditions set forth in a separate written agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Amendment. The provisions of this Section 10 shall survive the expiration or earlier termination of the Lease.
11Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after Landlord's written request, deliver to Landlord satisfactory evidence of such authority, and, upon demand by Landlord, Tenant shall also deliver to Landlord satisfactory evidence of: (i) good standing in Tenant's state of formation; and (ii) qualification to do business in California.
12Counterparts. This Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.
13No Options. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Tenant hereby acknowledges and agrees that except: (i) Tenant has no (A) options to extend or renew the Lease, (B) early termination options, (C) options or rights to expand the Premises or to lease additional space in the real property of which the Premises are a part, (D) rights of first offer and/or rights of first refusal to lease any space in the real property of which the Premises are a part (except as expressly set forth in Section 17 of the Original Lease), and (E) options or preferential rights to purchase all or any portion of the Premises or the real property of which the Premises are a part nor any other rights or interests with respect to the Premises or the real property of which the Premises are a part, other than as “Tenant” under the Lease; and (ii) Tenant is not entitled to any improvement allowance, free or abated rent (except as provided in this Amendment) or any other concessions under the Lease.
14Miscellaneous. The term “Premises” as used in Section 18.14(d)(ii) of the Original Lease shall mean only the Existing Premises.
15No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.
[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first above written.

“LANDLORD”:		“TENANT”:

GOOGLE LLC,		C3 IOT, INC.,

a Delaware limited liability company		a Delaware corporation

By:	/s/ David Radcliffe	By:	/s/ Paul Phillip

Name:	David Radcliffe	Name:	Paul Phillip

Title:	Authorized Signatory	Title:	CFO

By:

Name:

Title:

EXHIBIT A
EXPANSION SPACE
The image which follows is intended solely to identify the general location of the Expansion Space, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

D
C
B
A
12
11
8
9
10
7
6
4
5
2
1

1300 Seaport, 2nd floor plan

EXHIBIT A

EXHIBIT B
FORM OF
COMMENCEMENT AGREEMENT
____________, 2017
C3 Iot, Inc.
1300 Seaport Boulevard
Redwood City, California
Attention: ____________
Re:    Commencement Agreement with respect to that certain Second Amendment to Lease dated as of November 7, 2017 (the “Amendment”), by and between GOOGLE LLC, a Delaware limited liability company (the “Landlord”) and C3 IOT, INC., a Delaware corporation (the “Tenant”), concerning that certain space (the “Expansion Space”) containing approximately 33,070 rentable square feet consisting of the entire second (2nd) floor of the building addressed as 1300 Seaport Boulevard, Redwood City, California.
Dear __________:
In accordance with the terms and conditions of the above-referenced Amendment, Tenant has accepted possession of the Expansion Space and Landlord and Tenant hereby agree to the following:
1.The Expansion Space Commencement Date is January 1, 2018;
2.The Expansion Space Term shall expire on September 30, 2022, unless sooner terminated in accordance with the terms of the Lease, as amended by the Amendment;
3.Landlord has received from Tenant an amount equal to $__________, to be applied as follows:
$__________ for the Security Deposit;
$__________ for the Base Rent; and
$__________ for the Operating Expenses;
4.Landlord has received a certificate of insurance for the Expansion Space from Tenant; and
EXHIBIT B

5.Tenant has received keys to the Expansion Space from Landlord.
Please acknowledge your acceptance of possession of the Expansion Space and agreement to the terms set forth hereinabove by executing and delivering to Landlord three (3) copies of this Commencement Agreement.
[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]
EXHIBIT B

AGREED AND ACCEPTED

“LANDLORD”:	“TENANT”:

GOOGLE LLC,	C3 IOT, INC.,

a Delaware limited liability company	a Delaware corporation

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

By:

Name:

Title:

Date:
[SIGNATURE PAGE TO COMMENCEMENT AGREEMENT]
EXHIBIT B